PotlatchDeltic

PotlatchDeltic Corporation
601 West First Avenue, Suite 1600 | Spokane, WA 99201

PotlatchDeltic.com

News Release

For immediate release

Contact:	(INVESTORS)	(MEDIA)
	Jerry Richards	maRK bENSON
	509-835-1521	509-835-1513

PotlatchDeltic Announces Preliminary Results of

Special Dividend Shareholder Election

SPOKANE, Washington – November 13, 2018 (GLOBE NEWSWIRE) – PotlatchDeltic Corporation (NASDAQ: PCH) today announced the preliminary results of the shareholder election relating to a special dividend of the accumulated earnings and profits of Deltic Timber Corporation as of February 20, 2018, the date Deltic merged into a wholly-owned subsidiary of the company.

Shareholders of record at the close of business on September 27, 2018 were able to elect stock or cash for the special dividend of $222 million, with the total cash distribution limited to 20 percent, or $44.4 million.  The election period closed at 5 p.m. Eastern on November 9.

Approximately 42.4 million shares, or approximately 68% of PotlatchDeltic shares outstanding on the record date, elected to receive the special dividend in the form of cash.  Based on the election results, shareholders who elected cash will receive $1.04629213 per share, or approximately 30% of their special dividend, in cash and the remaining amount in stock.  The remaining shares, approximately 20.3 million or 32%, will receive the special dividend entirely in stock.  The average closing price on November 12, 13 and 14 will determine the number of shares each shareholder will receive.

PotlatchDeltic expects to pay the special dividend on November 15, 2018.

About PotlatchDeltic

PotlatchDeltic Corporation (NASDAQ:PCH) is a leading Real Estate Investment Trust (REIT) that owns nearly 2 million acres of timberlands in Alabama, Arkansas, Idaho, Louisiana, Minnesota and Mississippi. Through its taxable REIT subsidiary, the company also operates six sawmills, an industrial-grade plywood mill, a medium density fiberboard plant, a residential and commercial real estate development business and a rural timberland land sales program. PotlatchDeltic, a leader in sustainable forest practices, is dedicated to long-term stewardship and sustainable management of its timber resources.   More information can be found at www.potlatchdeltic.com.

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